Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of SciSparc Ltd. and to the incorporation by reference therein of our report dated April 24, 2025 (except for Note 1(d), as to which the date is July 8, 2025), with respect to the consolidated financial statements of SciSparc Ltd. included in the Report of Foreign Private Issuer on Form 6-K dated July 22, 2025, filed by SciSparc Ltd. with the Securities and Exchange Commission.

February 17, 2026	/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	A member of EY Global